Exhibit 2.10

Colorado Secretary of State Date and Time: 031/2011 11:57 AM
Document must be filed electronically.		ID Number: 20001003762
Paper documents will not be not accepted.	$25.00
Document processing fee
Fees & forms/cover sheets		Document number: 2011315905
are subject to change.
To access other information or print		Amount Paid: $25.00
copies of filed documents,
visit www.sos.state.co.us and
select Business.
ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

	ID number	20001003762

1.	Entity name	NEW FRONTIER ENERGY, INC.
(If changing the name of the corporation, indicate name BEFORE the name change)

2.	New entity name:
(if applicable)

3.	Use of Restricted Words (if any of these
	terms are contained in an entity name, true	☐ “bank” or “trust” or any derivative thereof
	name of an entity, trade name or trademark	☐ “credit union” ☐ “savings and loan”
	stated in this document, mark the applicable	☐ “insurance”, “casualty”, “mutual”, or “surety”
box):

4.	Other amendment, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6.	If the corporation’s period of duration
as amended is less than perpetual, state
the date on which the period of duration
expires:
(mm/dd/yyyy)

OR

If the corporation’s period of duration as amended is perpetual, mark this box: ☑

7.	(Optional) Delayed effective date:
(mm/dd/yyyy)

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Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8.	Name(s) and address(es) of the individual(s) causing the document
	to be delivered for filing:	Davidson	Roger	V
		(Last)	(First)	(Middle)	(Suffix)

1801 Broadway
(Street name and number or Post Office information)
Suite 920

		Denver		CO	80202
		(City)		(State)	(Postal/Zip Code)

United States
		(Province - if applicable)		(Country - if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

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Articles of Amendment

To the Articles of Incorporation

New Frontier Energy, Inc.

Pursuant to Section 7 - 106 - 102 of the

Colorado Business Corporation Act

The undersigned, Samyak Veera and Roger V Davidson, do hereby certify that:

1.	They are the president and secretary, respectively, of New Frontier Energy, Inc., a Colorado corporation (the" Corporation").

2.	The following Amendment to the Articles of Incorporation was approved by the Board of Directors of the Corporation and submitted to the shareholders for approval. Votes representing more than a majority of the shares issued and outstanding were voted in favor of the Amendment and it is therefore approved.

The Articles of Incorporation of the Corporation are hereby amended by adding a new Section 4 to Article VII as follows:

Section 4. Shareholder Action Without a Meeting. Any action required to be taken at a meeting of the Shareholders, or any other action which may be taken at a meeting of the Shareholders, may be taken without a meeting if a consent (or counterparts thereof) in writing, setting forth the action so taken, shall be signed by Shareholders sufficient lo carry the action if it had been voted on at a meeting of the Shareholders. Such consent shall have the same force and effect as a vote of the Shareholders, and may be stated as such in any articles or document filed with the Secretary of State of Colorado. Action taken under this Section is effective as of the date the last writing necessary to effect the action is received by the Corporation, unless all the writings specify a different effective date, in which case the last date shall be the effective date for such action. Any Shareholder who has signed a writing describing and consenting to action taken pursuant to this Section may revoke such consent by a writing signed by the Shareholder describing the action and stating that the Shareholder's prior consent is revoked, if such writing is received by the Corporation before the effectiveness of the action. If any consent is not signed by every Shareholder, a copy of it shall be mailed or delivered to the Shareholders who have not signed it within 10 days. Failure to give such notice, however, shall not negate or impair the action taken.

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